Exhibit 4.5

AMENDMENT NO. 3

TO THE ASCENTIAL SOFTWARE CORPORATION

FIRST AMENDED AND RESTATED RIGHTS AGREEMENT

March 13, 2005

     This AMENDMENT NO. 3 (“Amendment No. 3”) is being entered into as of the date first written above, between Ascential Software Corporation, a Delaware corporation (the “Company”), and EquiServe Trust Company, N.A., a national banking association, as Rights Agent (“EquiServe”).

          WHEREAS, the Company is a party to, and EquiServe is a successor in interest to the Rights Agent under, the First Amended and Restated Rights Agreement, dated as of August 12, 1997, between Informix Corporation and BankBoston, N.A, as Rights Agent, as amended by (i) the Amendment to the Informix Corporation First Amended and Restated Rights Agreement (“Amendment No. 1”) dated as of November 17, 1997 and (ii) the Amendment No.2 to the Informix Corporation First Amended and Restated Rights Agreement (“Amendment No. 2”) dated as of April 26, 2002, (the “Rights Agreement”);

          WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, International Business Machines Corporation, a New York corporation (the “Parent”) and Ironbridge Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), pursuant to which, among other things, Sub will merge with and into the Company (the “Transactions”);

          WHEREAS, at least a majority of the Continuing Directors (as defined in the Rights Agreement) of the Company has approved the Merger Agreement;

          WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date the Company may supplement or amend the Rights Agreement without the approval of any of the holders of Rights; and

          WHEREAS, the Company now desires to amend the Rights Agreement and to update certain information therein, as set forth in this Amendment No. 3, and deems such amendments and updates to be necessary and desirable. Capitalized terms used but not defined herein should have the respective meanings ascribed to such terms in the Rights Agreement.

          NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Parties hereby agree as follows:

1.	The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended, in its entirety, to provide that:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, or (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its existing or future Affiliates or Associates shall be deemed an Acquiring Person solely by virtue of (i) the execution or delivery of the Merger Agreement, (ii) the Merger being approved or becoming effective, or (iii) consummation of the other transaction contemplated by the Merger Agreement.

2.	Section 1(j) of the Rights Agreement is hereby amended in its entirety to provide that:

“Expiration Date” shall mean the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Continuing Directors order the exchange of the Rights as provided in Section 24 hereof, (iv) the consummation of a transaction contemplated by Section 13(d) hereof, (v) the time immediately prior to the Effective Time (as defined in the Merger Agreement).”

3.	Section 1 of the Rights Agreement is hereby amended to add thereto the following paragraphs (z), (aa), (bb), and (cc) which provide as follows:

“(z) “Merger” shall mean the merger of Merger Sub with and into the Company pursuant to the terms of the Merger Agreement;

(aa) “Merger Agreement” shall mean that certain Merger Agreement dated as of March 13, 2005 by and among the Company, Parent and Merger Sub, as it may be amended from time to time.

(bb) “Merger Sub” shall mean Ironbridge Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent.

(cc) “Parent” shall mean International Business Machines Corporation, a New York corporation.”

4.	The Rights Agreement is hereby amended to add thereto a section 34 which provides as follows:

“Notwithstanding any provision of this Agreement to the contrary, for so long as the Merger Agreement has not been terminated, (i) neither a Triggering Event, a Distribution Date, a Shares Acquisition Date or a Section 13 Event shall be deemed to have occurred,

(ii) none of the Parent, Merger Sub, or any of their Affiliates or Associates, shall be deemed to have become an Acquiring Person as a result of the Merger being approved or becoming effective, and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights under, the Rights Agreement, in any such case solely by reason of the execution or delivery of the Merger Agreement or any amendments thereof approved in advance by the Board of Directors of the Company or the announcement of or the consummation of any of the transactions contemplated by the Merger Agreement, or the taking of any of the actions contemplated thereby. Notwithstanding anything in this Rights Agreement to the contrary, if the Merger Agreement shall be terminated for any reason, then, effective as of the time of such termination, the following provisions which were added to this Rights Agreement by this Amendment No. 3 shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent: The last sentence of Section 1(a); clause (v) of the definition of Expiration Date in Section 1(j); Sections 1(z), 1 (aa), 1 (bb), and 1 (cc); and the first sentence of this Section 34.

5.	Section 21 of the Rights Agreement is amended to add the following after the first sentence ending with “...by first class mail”:

“In the event the transfer agency relationship in effect between the Company and the Rights Agreement terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”

6.	The Rights Agreement is hereby amended to add thereto the following as Section 35.

“Force Majeure”

Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

7.	The Rights Agreement may be amended and restated to reflect the provisions of this Amendment No. 3.

8.	The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Rights Agreement shall be deemed to include this Amendment No. 3.

9.	This Amendment No. 3 shall be deemed effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

10.	This Amendment No. 3 may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

11.	If any provision of this Amendment No. 3 or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

12.	This Amendment No. 3 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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     IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to be executed as of the date first written above.

ASCENTIAL SOFTWARE CORPORATION

By:	/s/ Peter Gyenes

Name: Peter Gyenes
Title: Chief Executive Officer

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Carol Mulvey-Eori

Name: Carol Mulvey-Eori
Title: Managing Director

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